                                                                    EXHIBIT 99.5




                              SEARCHHOUND.COM, INC.
                    (FORMERLY PAN INTERNATIONAL GAMING, INC.)
                                AND SUBSIDIARIES











                   UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
                     FOR THE PERIOD ENDED JUNE 30, 2000 AND
                 FOR THE YEARS ENDED DECEMBER 31, 1999 AND 1998

                                TABLE OF CONTENTS


                                                                            Page
                                                                            ----
Unaudited Consolidated Statement of Financial Position
at June 30, 2000 and December 31, 1999 and 1998                              1-2

Unaudited Consolidated Statement of Operations for the
Period Ended June 30, 2000 and the Years Ended
December 31, 1999 and 1998                                                   3-4


Unaudited Consolidated Statement of Cash Flows for the
Period Ended June 30, 2000 and the Years Ended
December 31, 1999 and 1998                                                     5


Unaudited Consolidated Statement of Changes in
Stockholders' Equity for the Period Ended
June 30, 2000 and the Years Ended
December 31, 1999 and 1998                                                   6-7


Notes to Consolidated Financial Statements                                  8-16

                              SEARCHHOUND.COM, INC.
                    (FORMERLY PAN INTERNATIONAL GAMING, INC.)
                                AND SUBSIDIARIES
            UNAUDITED CONSOLIDATED STATEMENT OF FINANCIAL POSITION AT
                  JUNE 30, 2000 AND DECEMBER 31, 1999 AND 1998
--------------------------------------------------------------------------------

                                     ASSETS

                                             06/30/00            12/31/99           12/31/98
                                           ------------         ----------        ------------
CURRENT ASSETS

    Cash in Bank                           $      5,866         $       89        $         50
    Loan Receivable - Tropical
      (Note 9)                                      -0-            566,805             566,805
    Less: Reserve For Bad Debt                      -0-           (566,805)           (566,805)
    License Fee Receiv. - Tropical
    (Note 10)                                       -0-            499,091             499,091
    Less: Reserve For Bad Debt                      -0-           (499,091)           (499,091)
    Accounts Receivable                          22,728                -0-                 -0-
    Other Current Assets                        171,729                -0-                 -0-
                                           ------------         ----------        ------------

    Total Current Assets                        200,323                 89                  50

FIXED ASSETS

    Computer Equipment                            6,102                -0-                 -0-
    Office Furniture                              7,949                -0-                 -0-
    Leasehold Improvements                        4,187                -0-                 -0-
    SoloSearch Software                          38,748                -0-                 -0-
    Less: Accumulated Depreciation               (4,709)               -0-                 -0-
    Gaming System-Hardware (Note 1)                 -0-             47,030              47,030
    Less: Reserve For Bad Debt                      -0-            (47,030)                -0-
    Gaming System-Software (Note 1)                 -0-             52,970              52,970
    Less: Reserve For Bad Debt                      -0-            (52,970)                -0-
                                           ------------         ----------        ------------

    Total Fixed Assets                           52,277                -0-             100,000

OTHER ASSETS

    Prepaid Expenses (Note 4)                       -0-             55,667             259,667
    Settlement Agreement-principals                 -0-            360,000             360,000
    Escrowed shares for debt,
       Millard account                              -0-            125,448             125,448
    Investment-Whitfield Holdings                   -0-                -0-           3,200,000
    Investment-Whitfield/Unearned                   -0-                -0-          (3,140,421)
    Organizational Costs                          8,702                -0-                 -0-
    Less: Accumulated Amortization                 (870)               -0-                 -0-
    Refundable Deposits                             264                -0-                 -0-
    Goodwill-SoloSearch.com, Inc.             9,748,570                -0-                 -0-
    Investment-SearchHound.com
       2000 Ltd.                              3,000,000                -0-                 -0-
    Goodwill-SearchHound.com
       2000 Ltd.                             10,499,900                -0-                 -0-
    Stock - Global Net                          110,000                -0-                 -0-
                                           ------------         ----------        ------------

    Total Other Assets                       23,366,566            541,115             804,694
                                           ------------         ----------        ------------

TOTAL ASSETS                               $ 23,619,166         $  541,204        $    904,744
                                           ============         ==========        ============



  The accompanying notes are an integral parts of these financial statements.

                           SEARCHHOUND.COM, INC., INC.
                    (FORMERLY PAN INTERNATIONAL GAMING, INC.)
                                AND SUBSIDIARIES
            UNAUDITED CONSOLIDATED STATEMENT OF FINANCIAL POSITION AT
                  JUNE 30, 2000 AND DECEMBER 31, 1999 AND 1998
--------------------------------------------------------------------------------


                      LIABILITIES AND STOCKHOLDERS' EQUITY


                                                                        06/30/00             12/31/99             12/31/98
                                                                      ------------         ------------         ------------
CURRENT LIABILITIES

    Accounts Payable (Note 3)                                         $     57,072         $    308,270         $    250,883
    Conv. Notes Payable (Note 8)                                               -0-              395,250              395,250
    Taxes payable                                                           (1,155)              18,795               18,795
    Agreement Payable- Shareholders
       SoloSearch.com, Inc.                                                300,000                  -0-                  -0-
                                                                      ------------         ------------         ------------

        Total Current Liabilities                                          355,917              722,315              664,298

LONG TERM LIABILITIES

    Stipulation Payable-Roake
       (Note 3)                                                                -0-              225,000              225,000
                                                                      ------------         ------------         ------------

    Total Long-Term Liabilities                                                -0-              225,000              225,000

OTHER LIABILITIES

    Loan From Shareholder                                                  206,192                  -0-                  -0-
    Deferred Income                                                        140,000                  -0-                  -0-
                                                                      ------------         ------------         ------------

            Total Other Liabilities                                        346,192                  -0-                  -0-
                                                                      ------------         ------------         ------------

            Total Liabilities                                              702,109              947,315              889,928

STOCKHOLDERS' EQUITY

    Common Stock, $.001 par value;
        50,000,000 shares authorized;
        7,758,413 shares issued and
        outstanding at December 31,
        1998; 4,508,413 shares at
        December 31, 1999; and
        23,834,330 shares at June 30, 2000                                  23,834                4,508                7,758

    Additional Paid in Capital                                          26,201,039            2,225,115            5,421,866
    Common Stock-Unearned Escrow                                               -0-                  -0-           (3,140,421)
    Accumulated Deficit                                                 (3,307,816)          (2,635,734)          (2,274,387)
                                                                      ------------         ------------         ------------

            Total Stockholders' Equity                                  22,917,057             (406,111)              14,816
                                                                      ------------         ------------         ------------

TOTAL LIABILITIES &
STOCKHOLDERS' EQUITY                                                  $ 23,619,166         $    541,204         $    904,744
                                                                      ============         ============         ============



  The accompanying notes are an integral parts of these financial statements.

                           SEARCHHOUND.COM, INC., INC.
                    (FORMERLY PAN INTERNATIONAL GAMING, INC.)
                                AND SUBSIDIARIES
            UNAUDITED CONSOLIDATED STATEMENT OF FINANCIAL POSITION AT
                  JUNE 30, 2000 AND DECEMBER 31, 1999 AND 1998
--------------------------------------------------------------------------------


                                                    Period Ended     Year Ended       Year Ended
                                                      06/30/00        12/31/99         12/31/98
                                                    ------------     ----------       ----------
REVENUE
  Gaming License Fees                                 $    -0-         $    -0-        $ 499,091
  Less: Bad Debt (Note 10)                                 -0-              -0-         (499,091)
  Revenue Sharing                                       15,250              -0-              -0-
  Traffic Revenues                                       6,183              -0-              -0-
  Monthly Service Fees                                  12,459              -0-              -0-
  License Fees                                         136,475              -0-              -0-
                                                      --------        ---------        ---------
      Total Revenue                                    170,367              -0-              -0-
                                                      --------        ---------        ---------

GROSS PROFIT (LOSS)                                    170,367              -0-              -0-
                                                      --------        ---------        ---------

OPERATING EXPENSES
  Accounting fees (Note 12)                              1,934           14,000           14,000
  Advertising and promotion                              3,820              -0-              -0-
  Amortization                                             870              -0-              -0-
  Audit fees                                             2,500              -0-              -0-
  Bad Debt (Note 9)                                        -0-          100,000          566,805
  Bank charges                                             608               96              274
  Consulting fees (Note 12)                            125,000              -0-           51,753
  Contract labor                                        14,166              -0-              -0-
  Computer expense                                      32,723              -0-              -0-
  Copy and printing expense                                346              -0-              -0-
  Depreciation                                           4,709              -0-              -0-
  Dues and subscriptions                                   352              -0-              -0-
  Employee Benefits                                      2,650              -0-              -0-
  Insurance                                              2,096              -0-              -0-
  Interest                                                 -0-              -0-           25,424
  Internet & web site fees                               8,261            1,175           12,445
  Inv. relations exp (Note 12)                           1,423            2,117           63,205
  Inv. relations fees (Note 12)                            -0-           60,000           48,000
  Legal fees                                            45,466           40,379           25,239
  Licenses and permits                                   8,000              -0-              -0-
  Meals and entertainment                                2,458              -0-              -0-
  Miscellaneous expense                                  6,143              -0-              -0-
  Office expense                                         1,944              742              455
  Outside services                                       3,545              -0-              -0-
  Payroll taxes                                          8,947              -0-              -0-
  Postage and delivery                                     887            1,075            2,009
  Professional fees                                        -0-            3,745            1,610
  Public relations                                      17,705              -0-              -0-
  Rent - office                                         13,833              -0-              -0-
  Rent - other                                           4,299              -0-              -0-
  Repairs and maintenance                                  310              -0-              -0-
  SEC electronic filing expense                          7,588            7,769           16,584
  Software expense                                         406              -0-              -0-
  Taxes and licenses                                       943              110              260
  Telephone                                              5,134              -0-            1,450
  Transfer Agent fees                                    6,500            1,005            3,095
  Travel                                                24,413            2,729            8,443
  Utilities                                                978              -0-              -0-
  Wages and salaries (Note 12)                         565,683          130,000           65,000
                                                      --------        ---------        ---------
Total Operating Expenses                              $926,640        $ 364,942        $ 906,051
                                                      ========        =========        =========



   The accompanying notes are an integral parts of these financial statements.

                           SEARCHHOUND.COM, INC., INC.
                    (FORMERLY PAN INTERNATIONAL GAMING, INC.)
                                AND SUBSIDIARIES
            UNAUDITED CONSOLIDATED STATEMENT OF FINANCIAL POSITION AT
                  JUNE 30, 2000 AND DECEMBER 31, 1999 AND 1998
--------------------------------------------------------------------------------


                                  Period Ended      Year Ended         Year Ended
                                    06/30/00         12/31/99           12/31/98
                                  ------------      ----------         ----------
(LOSS) FROM OPERATIONS              (756,273)         (364,942)         (906,051)
                                   ---------         ---------         ---------
INTEREST EXPENSE                      (2,714)              -0-

OTHER EXPENSE                       (360,000)              -0-            (5,000)

OTHER INCOME                         399,301               -0-             5,820

PROVISION FOR INCOME TAX                 -0-               -0-               -0-
                                   =========         =========         =========
NET INCOME (LOSS)                  $(719,686)        $(364,942)        $(905,231)
                                   =========         =========         =========
NET INCOME (LOSS) PER SHARE        $   (.030)        $   (.081)        $   (.117)
                                   =========         =========         =========


   The accompanying notes are an integral parts of these financial statements.

                           SEARCHHOUND.COM, INC., INC.
                    (FORMERLY PAN INTERNATIONAL GAMING, INC.)
                                AND SUBSIDIARIES
            UNAUDITED CONSOLIDATED STATEMENT OF FINANCIAL POSITION AT
                  JUNE 30, 2000 AND DECEMBER 31, 1999 AND 1998
--------------------------------------------------------------------------------




                                                            Period Ended         Year Ended            Year Ended
                                                              06/30/00            12/31/99              12/31/98
                                                            ------------         ------------         ------------
Cash Flows From
Operating Activities:

Net Profit (Loss)                                           $   (719,686)        $   (364,942)        $   (905,231)
                                                            ------------         ------------         ------------

Adjustments to Reconcile
Net Loss to Net Cash
Provided by Operating Activities
  Net Cash Provided by
  Operating Expenses:
    Increase (Decrease) In:
      Accounts payable                                          (251,198)              57,387             (197,362)
      Taxes payable, accrued
        wages, accrued interest                                  (19,950)                 -0-                  -0-
      Judgment payable                                               -0-                  -0-             (200,909)
      Accrued judgment interest                                      -0-                  -0-              (94,902)
      Stipulation payable                                       (225,000)                 -0-              225,000
      Adjustment to retained earnings
         for subsidiary adjustment                                53,470                3,595              229,518
      Deferred income                                            140,000                  -0-                  -0-
                                                            ------------         ------------         ------------

Net Cash Provided by
Operating Activities:                                           (302,678)              60,982              (38,655)
                                                            ------------         ------------         ------------

Cash Flows From
Investing Activities:
  (Increase) Decrease in current assets                         (200,323)                 -0-                  -0-
  (Increase) Decrease in fixed assets                            (52,277)             100,000             (100,000)
  (Increase) Decrease in other assets                        (22,825,451)             263,579             (219,694)
                                                            ------------         ------------         ------------

Net Cash Used In
Investing Activities:                                        (23,078,051)             363,579             (319,694)
                                                            ------------         ------------         ------------

Cash Flows From
Financing Activities:
  Proceeds from sale of common stock                              19,326               (3,250)               4,570
  Capital contribution from shareholders                      23,975,924              (56,330)             863,810
  Loans from officers                                            206,192                  -0-                  -0-
  (Payment of) proceeds from debt                                (95,250)                 -0-              395,250
                                                            ------------         ------------         ------------

Net Cash Received From
Financing Activities:                                         24,106,192              (59,580)           1,263,630
                                                            ------------         ------------         ------------

NET INCREASE (DECREASE) IN CASH                                    5,777                   39                   50

Cash Beginning of Periods                                             89                   50                  -0-
                                                            ------------         ------------         ------------

Cash End of Periods                                                5,866                   89                   50
                                                            ============         ============         ============


   The accompanying notes are an integral parts of these financial statements.

                           SEARCHHOUND.COM, INC., INC.
                    (FORMERLY PAN INTERNATIONAL GAMING, INC.)
                                AND SUBSIDIARIES
            UNAUDITED CONSOLIDATED STATEMENT OF FINANCIAL POSITION AT
                  JUNE 30, 2000 AND DECEMBER 31, 1999 AND 1998
--------------------------------------------------------------------------------


                                             Common Stock                  Additional
                                     -----------------------------           Paid In         Accumulated
                                       Shares               Amount           Capital           Deficit             Totals
                                     ----------             ------         -----------       -----------          --------
BALANCE, DECEMBER 31, 1997            3,188,163              3,188          1,417,635         (1,598,674)         (177,851)

Common stock issued at $0.50
per share to consummate
settlement re:  Williams
and Bickel                               30,000                 30             14,970                -0-            15,000

Adjustment to retained
earnings                                    -0-                -0-                -0-            229,518           229,518

Common stock issued at
$1.00 per share into escrow
(earned portion only) for
acquisition of Whitfield
Holdings, Ltd.                        3,200,000              3,200            156,380                -0-           159,580

Common stock issued for
services rendered incident
to the acquisition of
Whitfield Holdings, Ltd.                800,000                800                -0-                -0-               800

Common stock issued at $0.50
per share in New York
private placement                        50,000                 50             24,950                -0-            25,000

Contribution of paid-in
capital from former Whitfield
shareholder and PAN escrow
shareholder (Note 8)                        -0-                -0-            177,750                -0-           177,750

Common stock issued at
$1.00 per share pursuant to
S-8 Offering, December 1998             490,250                490            489,760                -0-           490,250

Net income (loss) for the
period ended
December 31, 1998                           -0-                -0-                -0-           (905,231)         (905,231)
                                     ----------             ------           --------                 -           --------

BALANCE, DECEMBER 31, 1998            7,758,413              7,758          2,281,445         (2,274,387)           14,816
                                     ==========             ======           ========         ==========          ========

Cancellation of 3,200,000
shares for fraud and
failure of consideration
August 1999                          (3,200,000)            (3,200)          (156,380)               -0-          (159,580)

Cancellation of 50,000
shares for fraud and
failure of consideration
August 1999                             (50,000)               (50)                50                -0-               -0-


   The accompanying notes are an integral parts of these financial statements.

                           SEARCHHOUND.COM, INC., INC.
                    (FORMERLY PAN INTERNATIONAL GAMING, INC.)
                                AND SUBSIDIARIES
            UNAUDITED CONSOLIDATED STATEMENT OF FINANCIAL POSITION AT
                  JUNE 30, 2000 AND DECEMBER 31, 1999 AND 1998
--------------------------------------------------------------------------------


                                         Common Stock             Additional
                                 ---------------------------        Paid In        Accumulated
                                   Shares             Amount        Capital           Deficit          Totals
                                 ----------           ------      -----------      -----------       -----------
Net income (loss) for the
period ended
December 31, 1999                       -0-              -0-              -0-         (364,942)         (364,942)

Adjustment to retained
earnings for subsidiary
adjustment                              -0-              -0-              -0-          115,596           115,596)
                                 ----------           ------       ----------       ----------       -----------
BALANCE, DECEMBER 31, 1999        4,508,413            4,508        2,125,115       (2,523,733)         (394,110)
                                 ==========           ======       ==========       ==========       ===========

500,000 shares of common
stock issued at $1.00 per
share pursuant to S-8
Offering, April 26, 2000            500,000              500          499,500              -0-           500,000

475,917 shares of
common stock issued at
for a $395,250 debt
settlement, May 4, 2000             475,917              476          394,774              -0-           395,250

13,500,000 shares of
common stock issued at
$1.00 per share for
purchase of SearchHound,
April 14, 2000                   13,500,000           13,500       13,486,500              -0-        13,500,000

4,850,000 shares of
common stock issued at
$2.00 per share for
purchase of SoloSearch,
May 4, 2000                       4,850,000            4,850        9,695,150          (64,397)        9,635,603

Net income (loss) for the
period ended
June 30, 2000                           -0-              -0-              -0-         (719,686)         (719,686)
                                 ----------           ------       ----------       ----------       -----------
BALANCE, JUNE 30, 2000           23,834,330           23,834       26,201,039       (3,307,816)      (22,917,057)


   The accompanying notes are an integral parts of these financial statements.

                              SEARCHHOUND.COM, INC.
                    (FORMERLY PAN INTERNATIONAL GAMING, INC.)
                                AND SUBSIDIARIES
              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
                  JUNE 30, 2000 AND DECEMBER 31, 1999 AND 1998
--------------------------------------------------------------------------------

Note 1. Organization and Basis of Accounting

The Company was organized as Jilly Bear & Company, Inc., under the laws of the State of Delaware on February 13, 1986, for the primary purpose of merchandising a line of plush soft sculpture teddy bears, penguins, ducks and related motif items. The Company closed its retail store, liquidated its remaining inventory and ceased operations in March, 1988. On June 30, 1991, Nutec Transmission, Ltd., and Jilly Bear merged into a resulting Texas corporation. Aster Development Enterprises, Ltd., was organized as a private Texas corporation on August 6, 1992. Following the rescission of the merger between Nutec and Jilly Bear on June 1, 1992, Aster Development became the successor of Jilly Bear and the vehicle for the continued corporate existence in Delaware of the former Jilly Bear. Aster Development had been inactive from June 1, 1992, until March 1993.

On March 4, 1993, the name of the Company was changed from Aster Development Enterprises, Ltd., to PAN Environmental Corporation and the Company acquired all of the outstanding common stock of Northwest Specialties, Inc., a Minnesota corporation; Advantage Parking Lot Service, Inc., a California corporation; and MRR Construction Services, Inc., a California corporation. The Company issued a total of 2,650,000 shares of common stock for the acquisition of these three corporations in a reorganization accounted for as a reverse acquisition, whereby the shareholders of a privately owned corporation or corporations obtained controlling ownership interest in a previously inactive or dormant public "shell" corporation. October 11, 1993, the directors of PAN Environmental Corporation and its three affiliated companies agreed to reduce by 50% the number of shares of common stock which was originally issued for the acquisition. The net result of the shares of common stock issued in the business combination was 1,325,000 shares. PAN Environmental Corporation changed its fiscal year from January 31st to December 31st and reincorporated in the State of Delaware.

PAN Environmental Corporation (PAN) was in the business of acquiring and supervising the operations of businesses engaged in the reclamation, remediation and recycling of industrial waste materials and by-products. PAN provided its affiliated operating companies with financing and management services including accounting, planning, budgeting, computer information systems, human resources management, contract bonding and liability insurance. The Company also provided technical environmental management support to its operating companies. PAN's principal offices are in Shoreline, Washington.

Advantage Parking Lot Service, Inc. (incorporated in the State of California on February 19, 1986) was engaged in the manufacturing and sale of asphalt-based slurry sealants. Advantage applied the slurry sealants to asphalt surfaces, primarily parking lots. Advantage also had a tank cleaning operation which decontaminated portable commercial lubricant tanks. The slurry-sealer manufacturing plant is located in Fontana, California. Advantage had ten employees.

Northwest Specialties, Inc. (incorporated in 1993) reclaimed timber (poles, ties, etc.) and commodity metals, primarily from obsolete railroad telecommunications and signaling systems. The Company operated in the Midwest and Rocky Mountain regions of the United States, and worked on active and inactive railroad right-of-ways. The poles, other wood products, and wiring were then sorted, graded and processed for resale.

MRR Construction Services, Inc. (incorporated in 1992, but inactive until 1993) performed environmental construction management and related construction activities, as well as soil remediation, in Southern California. MRR employed its president and a project manager-superintendent. The majority of the contract work was performed by subcontractors. Daily administrative support work was provided by personnel at Advantage Parking Lot Service, Inc.

                             SEARCHHOUND.COM, INC.
                   (FORMERLY PAN INTERNATIONAL GAMING, INC.)
                                AND SUBSIDIARIES
              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
                  JUNE 30, 2000 AND DECEMBER 31, 1999 AND 1998
--------------------------------------------------------------------------------


Note 1.  Organization and Basis of Accounting - continued

PAN divested itself of its three subsidiaries, Advantage Parking Lot Service, Inc., Northwest Specialties, Inc. and MRR Construction Services, Inc., effective January 2, 1995.

In November and December 1995, the Company attempted to acquire oil and gas properties in a business combination agreement with Maximum Resources, Inc., a Vancouver Stock Exchange company, and two other companies, NP Energy Corporation, a U. S. over the counter electronic bulletin board (OTC:BB) company, and Polaris Equities, Inc., a U. S. private company.

The form of business combination agreement would have taken the following form: each of the above three oil and gas companies would set up a U. S. subsidiary into which they would vend in selected oil and gas properties. These three subsidiaries would then be acquired in a reverse takeover transaction wherein the Company would issue 4,000,000 new restricted Rule 144 common shares each to Maximum, NP and Polaris in exchange for acquiring one hundred percent (100%) of the issued and outstanding common shares of their three U. S. subsidiaries.

Since the Company did not have the necessary funds to do its accounting, audits, 10-Q's, 10-K's and legal work, Maximum, NP and Polaris agreed to advance the necessary funds to complete the work. In March and April 1996, Maximum, NP and Polaris defaulted on their obligations to advance the necessary funds and the proposed business combination agreements were never consummated.

The Company raised $40,000 in December 1996 in a small private placement from shareholders of the Company and proceeded to complete its accounting, audits, 10-Q's and 10-K's for December 31, 1994 through December 31, 1997, thus bringing the Company into SEC compliance on February 22, 1998.

The Company in January 1998 sought to enter into a letter of intent to acquire an Internet services company, but the letter of intent was never consummated.

On February 20, 1998 the Company reached an agreement in principle to acquire Winner's Way, Inc., an offshore race and sports book, subject to review and approval of the financial statements of Winner's Way, Inc. by the Board of Directors of the Company. After careful consideration, the company's Directors decided that such acquisition would not be in the Company's best interests.

On May 22, 1998 the Company acquired Whitfield Holdings, Ltd., an Antiguan corporation, in the business of purchasing and licensing-back gaming systems from legally licensed offshore race and sports books. Whitfield's initial licensee is Tropical International Sports, Inc., an Antiguan corporation, legally licensed as an Antiguan race and sports book. The gaming system license agreement provided for a quarterly payment of 2.4% of gross betting volume. (See Note 10.)

On June 30, 1998 the Company acquired and licensed-back the gaming system from Way Communications Race and Sports Book and moved it to Antigua on July 17, 1998 to be operated by Tropical International Sports, Inc. The purchase price was $380,000, the terms for which were $160,000 down and a non-interest bearing note for the balance payable at $10,000 per month. The Company deducted this purchase price from its loans receivable to Tropical International Sports, Inc. subject to proof of payment. These amounts were never paid by Tropical and the loans receivable account from Tropical have been increased accordingly. (See Note 9.)

                              SEARCHHOUND.COM, INC.
                    (FORMERLY PAN INTERNATIONAL GAMING, INC.)
                                AND SUBSIDIARIES
              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
                  JUNE 30, 2000 AND DECEMBER 31, 1999 AND 1998
--------------------------------------------------------------------------------


Note 1. Organization and Basis of Accounting - continued

In conjunction with the acquisition of Whitfield Holdings, Ltd. and its on going operations, the Company filed and has conducted a 506 Regulation D offering in the State of New York. The offering consisted of convertible notes, of which $391,250 had been received and convertible notes issued as of December 31, 1998. In addition, the company received $177,750 from a former Whitfield shareholder and current PAN escrow shareholder which was allocated as additional paid-in capital. Substantially all of this money was loaned to Tropical International Sports, Inc. in conjunction with Whitfield's gaming system license agreement with Tropical.

As of December 31, 1998 it became evident that Tropical was going to default on repayment of $566,805 of loans and on payment of an estimated $499,091 of license fees to Whitfield.

On January 15, 1999 the Company announced legal action to collect monies due from Tropical subsequent to a demand letter for payment of such amounts from which the Company received no response. The Company retained attorneys in both Antigua and Washington, DC to investigate and pursue the Company's claims against Tropical. Tropical is in default on all agreements and PAN has filed a lawsuit against Tropical, Whitfield Holdings, Ltd., Timothy S.
Shiah, and Thomas D. DiNola.  (See Note 15.)

On May 4, 2000, PAN International Gaming, Inc. approved settlement agreements which resulted in the Company issuing 475,917 shares in full satisfaction of $395,250 in convertible notes. The Company also dismissed its case against Tropical, Whitfield, Timothy S. Shiah and Thomas D. DiNola. Mutual releases were executed by Shiah and the Company in conjunction with the dismissal.

Effective June 1, 2000, pursuant to an Agreement and Plan of Business Combination dated as of April 14, 2000, PAN International Gaming, Inc., purchased all of the issued and outstanding capital stock of SearchHound.com 2000, Ltd., a Nevada corporation ("SearchHound"), for an aggregate of 13,500,000 shares of common stock. The foregoing transaction resulted in the issuance of 71% of the issued and outstanding shares of PAN International Gaming, Inc. to 22 record holders of SearchHound. The amount of consideration paid and received was negotiated by the parties to the Plan of Business Combination and may have no relationship to commercial, economic or fair market value of any tangible or intangible assets. In evaluating the transaction, the company considered criteria such as the value of the assets of SearchHound, SearchHound's ability to compete in its markets and the current and anticipated business operations of SearchHound. SearchHound.com is a 3-year old Internet property that brought the Internet its first child content filtering search engine. SearchHound has developed its brand name with the assistance of its logos "Let the Hounds Loose" and "You show me your SearchHound I'll show you mine!" for searching the Internet. Through its database of over 500,000 webmasters, SearchHound hopes to become the search engine of choice for those seeking content over the Internet.

Effective July 11, 2000, pursuant to a Stock Purchase Agreement dated as of May 4, 2000, PAN International Gaming, Inc., a Nevada corporation, purchased all of the issued and outstanding capital stock of SoloSearch.com, Inc., a Missouri corporation ("SoloSearch), from Cohen Capital Technologies, L.L.C., a Missouri limited liability company, Kirk C. Reivich, an individual, and October Capital, L.L.C., a Missouri limited liability company, for an aggregate of 4,850,000 shares of common stock and an aggregate of $300,000 cash. The foregoing transaction resulted in the issuance of 20.3% of the issued and outstanding shares of PAN International Gaming, Inc. The amount of consideration paid and received was negotiated by the parties to the Stock Purchase Agreement and may have no relationship to commercial, economic or fair market value of any tangible or intangible assets. In evaluating the transaction, the company considered criteria such as the value of the assets of SoloSearch, SoloSearch's ability

                              SEARCHHOUND.COM, INC.
                    (FORMERLY PAN INTERNATIONAL GAMING, INC.)
                                AND SUBSIDIARIES
              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
                  JUNE 30, 2000 AND DECEMBER 31, 1999 AND 1998
--------------------------------------------------------------------------------


Note 1. Organization and Basis of Accounting - continued

to compete in its markets and the current and anticipated business operations of SoloSearch. Founded in 1999, Kansas City-based SoloSearch.com is an intelligent Internet search and content management tool.

Note 2. Summary of Significant Accounting Policies

This summary of significant accounting policies of PAN International Gaming, Inc. (the Company) is presented to assist in understanding the Company's financial statements.

The financial statements and notes are representations of the company's management who is responsible for their integrity and objectivity. These accounting policies conform to generally accepted accounting principles and have been consistently applied in the preparation of the financial statements.

Plan of Operation

SearchHound.com is a three-year old community and search engine with a loyal following, currently the site has over 500,000 community members, and is generating over 5,000,000 (estimated) banner impressions per month across its entire network. SearchHound targets its products and services to webmasters and content-based websites and provides an array of revenue sharing opportunities to this group. It is deployed via the SearchHound b2b2c website powered by the SoloSearch Intelligent Search Engine.

Revenue for the company is generated on a multi-faceted internet b2b, b2c, b2b2c, model of licensing, monthly service fees, revenue sharing, advertising, marketing products and services, strategic marketing partnerships, affiliate programs, and synergistic joint ventures and acquisitions.

The company currently licenses its SoloSearch customized search technology to content-based websites who, by utilizing its Intelligent Research Management Solution obtain advanced real time search results. In addition to the license fee there is a monthly service fee component to host, support, monitor, and report client activity. Advertising, products, and services revenue is generated through the search process on each of the client's websites for the company. In some instances, the company shares the revenue with its website customers to encourage additional user traffic plus creating additional revenue opportunities for the company. Virtually, every website on the Internet is a potential client of the SoloSearch search engine application. SearchHound.com is a public search engine that is accessible to every user of the Internet. As such, revenue is generated when users purchase products and services advertised on the search engine site. In addition, SearchHound.com has developed a revenue model whereby; websites who have listed their URL (address) within the search engine can schedule financial bids in order to have their URL ranked higher in the response category of results. Competitive bidding and user "click throughs" results in additional revenue to the company. Banner advertising is still a viable revenue generating activity. SearchHound.com selects appropriate and relevant banner advertisements to appear on its main site and all affiliate sites that host the SearchHound.com link. Additionally, affiliate programs generate revenue for the company. SearchHound.com has its own affiliate program whereby websites and webmasters can link back to the SearchHound.com site by promoting products and services that are marketed via the site. There is a revenue sharing program, which compensates the Affiliate thus encouraging additional traffic and additional revenue opportunity for the company. SearchHound.com owns and maintains a proprietary list of webmasters who have registered their URL and email addresses with the site. This list is now in excess of 500,000 names representing more than one million URL addresses. The company has developed the "HOWL Newsletter" which it communicates through to this enormous community of webmasters. The company has the right to and intends to market and advertise to this community on a frequent basis. The company has contracted with a third-party advertising firm to secure direct advertising campaigns and market directly to this community creating a significant revenue opportunity for the company. Additionally, the company has the right to and intends to market directly to this community, selected marketing campaigns for relevant products and services.

Acquisition of SearchHound and SoloSearch

The acquisitions of SearchHound 2000, Ltd. and SoloSearch.com, Inc. were accounted for on a purchase basis. All intercompany accounts have been eliminated. The value of the stock paid for such acquisitions in excess of the net book value of SearchHound and SoloSearch was booked as goodwill.

Cash and Cash Equivalents

For purposes of the statement of cash flows, the Company considers all short-term debt securities purchased with a maturity of three months or less to be cash equivalents.

Property and Equipment

Property and equipment are stated at the lower of cost or fair market value. Depreciation is computer for financial statement purposes as well as for federal income tax purposes using the MACRS (Modified Accelerated Cost Recovery System) method of depreciation. Furniture is depreciated over seven years; equipment is depreciated over five years; software is amortized over three years and leasehold improvements are depreciated over 39.5 years.

Income Taxes

The Company has not filed any tax returns since inception. It is anticipated that if tax returns were filed, the company would have net operating losses. The current deficit of $2,635,734 at December 31, 1999 would potentially create a similar net operating loss. None of these losses would be available to the Company because of the change in ownership of the Company.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that effect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

                              SEARCHHOUND.COM, INC.
                    (FORMERLY PAN INTERNATIONAL GAMING, INC.)
                                AND SUBSIDIARIES
              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
                  JUNE 30, 2000 AND DECEMBER 31, 1999 AND 1998
--------------------------------------------------------------------------------

Note 3. Judgments Payable

The Company also defaulted in a share repurchase agreement with a stockholder of the Company, resulting in a default judgment in 1995 in the amount of $200,909. The judgment bears interest at the rate of 25% per annum on $161,250 (principal portion) and 18% per annum on $39,659 (interest, attorney fee and costs portion). As of February 12, 1999, the $200,909 judgment was vacated in exchange for a $225,000 stipulation bearing interest at the rate of 8-1/2% which shall be due and payable January 31, 2000. The $94,902 of accrued judgment interest was settled through the transfer of 189,804 shares held by Douglas Millard, Escrow Agent.

The $225,000 stipulation payable was paid in May, 2000 from the sale of stock held in escrow. A sale which paid off the stipulation was arranged incident to but prior to the acquisition of SearchHound. The accrued interest was waived.

Kenneth Williams and Robert Bickel sued MRR, a former subsidiary of the Company, and the Company in 1995 for alleged consulting fees owed for 1993 and 1994 and obtained default judgments against the Company in the amounts of $121,809 and $122,709 respectively. In a settlement agreement Williams and Bickel received 80,000 shares and an adjustment to retained earnings was made in the amount of $229,518, the net settlement amount.

Note 4. Prepaid Expense

The Company accrued $32,500 of salaries payable in the three months ended December 31, 1999 to the Company's officers, which was settled for stock pursuant to the S-8 Registration Statement filed October 2, 1998. Stock settlements for wages were accounted for as prepaid expense. (See Note 12.)

Note 5. Stockholders' Equity and Capital Stock

The Company issued 500,000 shares of common stock on May 9, 2000 for $500,000 for internet and other consulting services and salaries pursuant to an S-8 registration filed April 26, 2000.

The Company issued 475,917 shares of common stock in full satisfaction of the Company's $395,250 convertible notes payable.

The Company issued 13,500,000 shares of its common stock for the 100% acquisition of SearchHound 2000 Ltd.

The Company issued 4,850,000 shares of its common stock plus a 300,000 cash payment agreement for the 100% acquisition of SoloSearch.com, Inc.

Earnings (losses) per share were calculated on the number of shares outstanding at the end of the period and the end of prior years.

Note 6. Going Concern

Because of a deficiency in working capital and significant operating losses, there is doubt about the ability of the Company to continue in existence unless additional working capital is obtained. The Company currently has plans to raise sufficient working capital through equity financing and through the acquisition of companies having sufficient assets and cash flow to enable the Company to be self-sufficient and profitable.

                              SEARCHHOUND.COM, INC.
                    (FORMERLY PAN INTERNATIONAL GAMING, INC.)
                                AND SUBSIDIARIES
              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
                  JUNE 30, 2000 AND DECEMBER 31, 1999 AND 1998
--------------------------------------------------------------------------------

Note 7. Other Expense

The Company advanced $5,000 to an Internet services company in the first quarter of 1998 pursuant to a proposed letter of intent to acquire, but the letter of intent was never consummated. The Company wrote off the $5,000, being unable to recover the advance.

Note 8. Convertible Notes

The Company filed and conducted a private offering under Rule 506 of Regulation D in the State of New York. The offering consisted of convertible notes, of which $391,250 had been received and convertible notes issued as of December 31, 1998. The notes are all due December 31, 1999 and subject to a call by the Noteholder for prepayment at any time subsequent to September 30, 1998; $85,000 of the notes are convertible into restricted Rule 144 common stock of the Company at $0.50 per share, and $306,250 of the notes are convertible into restricted Rule 144 common shares of the Company at $0.75 per share. Substantially all of the $391,250 was loaned to Tropical International Sports, Inc. and were part of the Company's claim against Tropical.

On May 4, 2000, PAN International Gaming, Inc. approved settlement agreements which resulted in the Company issuing 475,917 shares in full satisfaction of $395,250 in convertible notes. The Company also dismissed its case against Tropical, Whitfield, Timothy S. Shiah and Thomas D. DiNola. Mutual releases were executed by Shiah and the Company in conjunction with the dismissal. A further provision of the debt settlement agreements provided a 90-day option for the Company or someone selected by the company to purchase the 475,917 shares for $395,250 provided that the assignee of the options also agrees to pay approximately $14,000 in attorneys fees due Joe Paykin, the Company's attorney for this matter. There being no one else available to undertake this obligation, and pursuant to a resolution by the Company's Board of Directors, the Company assigned the option and the obligation to pay for attorneys fees to Bristol Media, Ltd., a British Columbia corporation owned by Jerry Cornwell, President and Director of the Company.

Note 9. Loans Receivable - Tropical

The Company through its wholly owned subsidiary, Whitfield Holdings, Ltd., made loans to Whitfield's race and sports book licensee, Tropical International Sports, Inc., of $566,805 from which it deducted $380,000 for the acquisition of the gaming system from Way Communications, Inc. subject to the actual proof of payment from Tropical. Tropical took over operation of the Way Communications race and sports book as of July 17, 1998. Tropical never paid Way Communications, Inc. and therefore, as of December 31, 1998 the outstanding balance was $566,805 after adding back in the $380,000. A reserve for bad debts has been set up in the same amount, thus zeroing out this item as an asset.

Note 10. License Fees Receivable - Tropical

The Company is owed license fees receivable of $211,091 composed of $37,090 for nine days operations in May 1998 which ended the first contract fiscal quarter of operations; $174,001 for the three months operations in June, July and August 1998 which ended the second quarter of operations; and $288,000 in estimated license fees receivable for the four months operations in September October, November and December which ended the third quarter's and one month of the fourth quarter's operations. These amounts totaling $499,091 have been accrued on the Company's books and have not been paid as of December 31, 1998. A reserve for bad debts has been set up in the same amount, thus zeroing out this item as an asset.

                             SEARCHHOUND.COM, INC.
                   (FORMERLY PAN INTERNATIONAL GAMING, INC.)
                                AND SUBSIDIARIES
              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
                  JUNE 30, 2000 AND DECEMBER 31, 1999 AND 1998
--------------------------------------------------------------------------------

Note 11.  Gaming System Hardware and Software - Tropical

The Company cannot locate the $100,000 of gaming system hardware and software and believes it was taken out of Antigua or sold. A reserve for bad debts has been set up in the same amount, thus zeroing out this item as an asset.

Note 12. S-8 Offering

On October 2, 1998 the Company filed an S-8 Registration Statement with the SEC registering the issuance of a total of 490,250 shares including 1) 50,000 shares to Forte' Communications, Inc. for $50,000 of public relations; 2) 6,250 shares to Kaufman & Associates, Inc. for $6,250 of finders fees incident to the Forte' transaction; 3) 50,000 shares to TCKTS, L.L.C. dba Bristol Media, Ltd. for $50,000 of services rendered incident to the Whitfield acquisition; 4) 96,000 shares to TCKTS, L.L.C. dba Bristol Media, Ltd. for 24 months of investor relations services at the rate of $4,000 per months which commenced January 1, 1998; 5) 120,000 shares to Jerry Cornwell, 100,000 shares to Clifford M. Johnston and 40,000 shares to Judy Morton Johnston for 24 months of wages and salaries commencing July 1, 1998 at the rate of $60,000 per year to Jerry Cornwell, President, $50,000 per year to Clifford M. Johnston, Vice President, and $20,000 per year to Judy Morton Johnston, Assistant Secretary/Assistant Treasurer; and 6) 28,000 shares to Quality Tax Service, Inc. for two years of quarterly administration and accounting services at the rate of $3,500 per quarter commencing January 1, 1998. The shares were issued to prevent cash flow drain to the Company until the Company has sufficient capital for pay for needed services.

On April 26, 2000 the Company filed an S-8 Registration Statement with the SEC registering the issuance of a total of 500,000 shares for services rendered or services to be rendered on behalf of the company including 1) 100,000 shares to Clifford M. Johnston through an employment agreement dated April 15,2000; 2) 125,000 shares to Jerry Cornwell through an employment agreement dated April 15, 2000; 3) 55,000 shares to Tony Zitko through an employment agreement; 4) 50,000 shares to John Young through an employment agreement; 5) 25,000 shares to Judy Morton Johnston through an employment agreement; 6) 20,000 shares to Brad Cohen through an employment agreement; 7) 75,000 shares to Naomi Hope through a consulting agreement; 8)50,000 shares to Constance Swedberg through a consulting agreement. The shares were issued to prevent cash flow drain to the Company until the Company has sufficient capital for pay for needed services.

Note 13.  Change of Name and Corporate Domicile by Way of Merger

In December 1998 the Company concluded a merger with PAN International Gaming, Inc., a new Nevada corporation, on the basis of a one-for-one exchange of shares which resulted in a change of name from PAN Environmental Corporation to PAN International Gaming, Inc. along with a change of corporate domicile from Delaware to Nevada.

In June 2000 the Company concluded the acquisition of SearchHound 2000, Ltd., a new Nevada corporation which resulted in a change of name from PAN International Gaming, Inc. to SearchHound.com, Inc.

Note 14. Certain Transactions

The Company had an investor relations contract for the period beginning January 1, 1998 through December 31, 1999 with TCKTS, L.L.C. dba Bristol Media, Ltd., which is owned by Jerry Cornwell, President and Director of the Company, and Clifford M. Johnston, Vice President and Director of the Company. The contract is on terms equal to or better than industry standards for such contracts.

The Company also had a consulting agreement for the period beginning January 1, 1998 through December 31, 1999 with Quality Tax Service, Inc., which is owned by Clifford M. Johnston, Vice President and Director of the Company, and Judy Morton Johnston, Assistant Secretary/Assistant Treasurer of the Company. The contract is on terms equal to or better than industry standards

                             SEARCHHOUND.COM, INC.
                   (FORMERLY PAN INTERNATIONAL GAMING, INC.)
                                AND SUBSIDIARIES
              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
                  JUNE 30, 2000 AND DECEMBER 31, 1999 AND 1998
--------------------------------------------------------------------------------

for such contracts. On May 4, 2000, PAN International Gaming, Inc. approved settlement agreements which resulted in the Company issuing 475,917 shares in full satisfaction of $395,250 in convertible notes. The Company also dismissed its case against Tropical, Whitfield, Timothy S. Shiah and Thomas D. DiNola. Mutual releases were executed by Shiah and the Company in conjunction with the dismissal. A further provision of the debt settlement agreements provided a 90-day option for the Company or someone selected by the company to purchase the 475,917 shares for $395,250 provided that the assignee of the options also agrees to pay approximately $14,000 in attorneys fees due Joe Paykin, the Company's attorney for this matter. There being no one else available to undertake this obligation, and pursuant to a resolution by the Company's Board of Directors, the Company assigned the option and the obligation to pay for attorneys fees to Bristol Media, Ltd., a British Columbia corporation owned by Jerry Cornwell, President and Director of the Company.

Note 15. Litigation - Tropical

On January 15, 1999 the company announced that the previously reported failure to pay accrued amounts owed to its wholly owned subsidiary, Whitfield Holdings, Ltd. by Tropical International Sports, Inc., its race and sports book licensee, has continued and is now in default.

The Company sent a demand letter to Tropical for immediate payment of $566,805 in loans, more than $200,000 in license fees through August 31, 1998 and an unverified amount of license fees and the related accounting for the period ended November 30, 1998. The Company received no response to its demand for payment.

On August 25, 1999 the Company filed a lawsuit in the United States District Court, Southern District of New York, against Tropical, Whitfield Holdings, Ltd., Timothy S. Shiah and Thomas D. DiNola alleging common law fraud, securities fraud, conversion, breach of contract, tortious interference and seeking $8,000,000 in damages from the various causes of action. Timothy S. Shiah is counterclaiming against the Company for damages of$500,000 which the Company believes is absolutely without merit.

The Company retained attorneys in both Antigua and Washington, DC to investigate and pursue the Company's claims against Tropical.

In the meantime, the Company's accounting reflects that all loans receivable and all license fees receivable have been written off as a bad debt.

In May 2000, the Company settled out the $395,250 in convertible notes for 475,917 shares of common stock. Concurrent with this settlement of convertible notes, the Company also settled with Timothy S. Shiah dismissing with prejudice both the Company's lawsuit and Shiah's $500,000 counterclaim.

Note 16. Executive Employment Agreement

In connection with the acquisition of SearchHound 2000 Ltd. and SoloSearch.com, Inc. the Board of Directors on July 12, 2000 approved and adopted the employment agreement between Dave L. Mullikin and SearchHound 2000 Ltd. retroactive to its effective date of April 27, 2000 to SearchHound.com, Inc. making Dave L. Mullikin the President and CEO of SearchHound.com, Inc. The agreement is incorporated herein as an Exhibit.

Note 17. Subsequent Events

                             SEARCHHOUND.COM, INC.
                   (FORMERLY PAN INTERNATIONAL GAMING, INC.)
                                AND SUBSIDIARIES
              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
                  JUNE 30, 2000 AND DECEMBER 31, 1999 AND 1998
--------------------------------------------------------------------------------

On August 9, 2000, management of the Company learned of a claim by Mark Joyner (the "Former Owners") against SearchHound.com 2000 Ltd. Pursuant to an Asset Purchase Agreement and Amendment (collectively, the "Website Asset Agreement") between the Former Owners and SearchHound 2000 Ltd., on June 1, 2000 the Former Owners sold certain of the website assets now comprised within the Company's Searchhound website to SearchHound.com 2000 Ltd. As discussed in Note 1, the Company's predecessor, PAN International Gaming, Inc., purchased all of the capital stock of SearchHound.com 2000. Ltd. effective June 1, 2000. The Company currently uses and substantially depends upon these websites assets in the operation of its business.

The Company understands that the claims pressed by the Former Owners under the Website Asset Agreement arise over purported (i) non-payment of cash installments aggregating $100,000 owed to them by SearchHound. com, 2000 Ltd.,
(ii) failure by SearchHound.com 2000 Ltd. to deliver to them collateral in the form of 1,500,000 shares of unregistered common stock of the Company (as successor to SearchHound.com 2000 Ltd.) to be held as security for the full payment of obligations owed to them under the Website Asset Agreement and (iii) failure by SearchHound.com 2000 Ltd. to deliver to them warrants to purchase the equivalent of 200,000 shares of common stock of the Company (as successor to SearchHound.com 2000 Ltd.) at $5.00 per share.

        The Company has been informed by Max Herndl, a former stockholder of SearchHound.com 2000 Ltd., that the former stockholders of SearchHound.com 2000 Ltd. have discussed the claims with the Former Owners, and have agreed in principle that (i) the $100,000 payment would be paid by the former stockholders of SearchHound.com 2000 Ltd. within 10 days of this Report and (ii) the former stockholders of SearchHound.com 2000 Ltd. would deliver the 1,500,000 shares of unregistered common stock of the Company (from shares issued to them by the Company in connection with the Company's acquisition of SearchHound.com 2000 Ltd.), and (iii) warrants to purchase 200,000 shares within 10 days of this Report.

The Company has been informed by Mark Joyner, but at this time it has no other assurance, that the Former Owner's claims would be resolved upon receipt of the timely deliveries referenced in the prior paragraph. The failure to make such deliveries could have a material adverse impact to the Company's financial condition and business to the extent that its liability as successor to SearchHound.com 2000 Ltd. is not wholly indemnified by the former stockholders of SearchHound.com 2000 Ltd. and/or the Former Owners are successful in recovering the website assets conveyed as a remedy. The Company will monitor this situation and intends to aggressively pursue its remedies against the former stockholders of SearchHound.com 2000 Ltd. and other parties if appropriate, should the Former Owner's claim not be resolved or satisfactorily settled within the next 10 days.